                                                                 Exhibit 10.13



                        Service Merchandise Company, Inc.
                         7100 Service Merchandise Drive
                               Brentwood, TN 37027


                                 January 8, 1999



Mr. James Poole
Poole Enterprises, Inc.
4701 Trousdale Road
Nashville, TN 37220



Dear Mr. Poole:

         This letter agreement (the "Agreement") sets forth our mutual agreement concerning your resignation as a director of Service Merchandise Company, Inc., a Tennessee corporation ("SMC" or the "Company").

         1. Resignation. Your service as a director with SMC and its affiliates will terminate in all capacities as of January 7, 1999 (the "Effective Date"), although you may continue to maintain an office at the SMC corporate headquarters for a period of no longer than two (2) weeks from the Effective Date as defined herein. In that regard, you hereby resign, as of the Effective Date, from your position as Chairman of the Board of Directors of SMC and from all other officer, directorships and other positions that you currently hold with SMC or any of its subsidiaries or affiliates.

         2. Severance Benefits. SMC will provide you with the following severance payments and benefits:

         (a) Compensation. The Company will pay a lump sum payment of Two Hundred Fifty Thousand and no/100 ($250,000.00) on January 11, 1999.

         (b) No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future compensation or benefit programs of SMC or any of its subsidiaries or affiliates after the Effective Date.

         3. Cooperation. From and after the date hereof, you will (i) cooperate in all reasonable respects (after taking into account any employment obligations you may have) with SMC and its affiliates and subsidiaries and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving SMC or any of its subsidiaries and affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by SMC and its subsidiaries and affiliates relating to information concerning the operations and activities of SMC, its Board of Directors and subsidiaries and affiliates. The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with your compliance with this Section 3, provided that such expenses have been approved in writing in advance by the Chief Executive Officer of the Company.

         4. Return of Property. On or prior to the date hereof, you will surrender all property of SMC, its subsidiaries and affiliates in your possession and all property, information or data made available to you in connection with your association with SMC, including, without limitation, any and all records, manuals, customer lists, marketing, vendor or financial information, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your position as a director.

         5. Confidentiality/No Public Comment. This Agreement is confidential. Except as required by legal process, you agree that you will not disclose, publicize, or discuss this Agreement or any of its terms or conditions with anyone, except a spouse, if any, attorney, and/or accountant. In the event you disclose this Agreement or any of its terms or conditions to your spouse, attorney, and/or accountant, it shall be your duty, responsibility and obligation to advise said individual(s) of the confidential nature of this Agreement and direct them not to disclose, publicize, or discuss this Agreement or any of its terms and conditions with anyone else. In the event you disclose this Agreement or any of its terms or conditions to any person or entity, not authorized by this Agreement, SMC shall be entitled to a full return of all amounts paid under this Agreement. You and SMC agree to refrain from making, directly or indirectly, now or at any time in the future (i) any derogatory comment(s) concerning the other party or any of such other party's subsidiaries or affiliates, current or former directors, officers or employees or (ii) any other comment(s) that could reasonably be expected to be detrimental to the business or financial prospects or operations of the other party or any of such other party's subsidiaries or affiliates; to the news or other media; any employees of such other party or any of its subsidiaries or affiliates; or any individual or entity with whom such other party or any of its subsidiaries or affiliates has or may reasonably expect to have a business relationship.

         6. Breach of Agreement. In the event of any material breach by you of any provision of Section 3, 4 or 5 of this Agreement, SMC will cease to have any obligation to make payments or provide benefits to you under this Agreement.

         7. Release.

         (a) General Release. In consideration of the payment and benefits provided to you under this Agreement, you hereby release and forever discharge SMC, its subsidiaries and affiliates and each of their respective officers, employees, directors and agents from any and all claims, actions and causes of action (collectively "Claims"), including without limitation, any Claims arising under any applicable federal, state or local or foreign law, that you may have, or in the future may possess, arising out of (i) your association or employment relationship with and service as a director, employee or officer of SMC or any of its subsidiaries or affiliates, and the termination of such relationship or service or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided however, that the release set forth in this section will not apply to (A) the obligations of SMC under this Agreement and (B) the obligations of SMC and its subsidiaries to continue to provide director and officer indemnification. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against SMC or any of its subsidiaries or affiliates arising out of your service as a director of SMC or any of subsidiaries or affiliates and the termination thereof.

         (b) Specific Release for ADEA Claims. In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge SMC, each of its subsidiaries and affiliates and each of their respective officers, employees, directors and agents from any and all claims, actions and causes of action that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by SMC in connection with your resignation to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of the Agreement, including, without limitation, the terms relating to your release of claims under the ADEA; (ii) you have been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you are providing the release and discharge set forth in this Section only in exchange for consideration in addition to anything of value to which you are already entitled.

         8. Miscellaneous.

         (a) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your service as a director with SMC (including, without limitation, that certain letter addressed to you, dated February 11, 1998)

         (b) Governing Law. This Agreement will be governed by, and construed in accordance with the laws of the state of Tennessee.

         (c) Withholding Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.

         (d) Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by U. S. certified mail, return receipt requested, postage prepaid, as follows:

         If to James E. Poole:
         Poole Enterprises, Inc.
         4701 Trousdale Road
         Nashville, TN 37220

         with a copy to:

         If to SMC:

         Service Merchandise Company, Inc.
         7100 Service Merchandise Drive
         Brentwood, TN 37027
         Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section. Notices of change of address will be effective only upon receipt.

         9. Revocation. You may revoke this Agreement at any time during the seven (7) day period beginning on the date signed (the "Revocation Period"). In the event of any such revocation by you, all obligations of SMC under this Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by you will be effective unless it is in writing and signed by you and received by SMC prior to the expiration of the Revocation Period.



                                        SERVICE MERCHANDISE COMPANY, INC.



                                        BY:  /s/ Owen E. Dorsey
                                           ------------------------------------
                                              Name: Owen E. Dorsey
                                                   ----------------------------
                                              Title: Senior Vice President
                                                     --------------------------


ACCEPTED AND AGREED TO:



/s/ James E. Poole
--------------------------------
JAMES E. POOLE

Date: 1/11/99
     -----------------

                        SERVICE MERCHANDISE COMPANY, INC.
                         7100 SERVICE MERCHANDISE DRIVE
                               BRENTWOOD, TN 37027


                                January 11, 1999



Mr. James Poole
Poole Enterprises, Inc.
4701 Trousdale Road
Nashville, TN 37220


Dear Mr. Poole:


         This letter shall amend and does hereby amend that certain letter agreement, dated January 8, 1999 (the "Letter Agreement"), which sets forth the agreement concerning your resignation as a director of Service Merchandise Company, Inc., a Tennessee corporation ("SMC" or the "Company". In addition to the matters set forth in the Letter Agreement, SMC hereby agrees to the following:

         1. Moving Expenses. SMC agrees to arrange for the moving of your personal furnishings and belongings, from your current office at the SMC corporate headquarters and pay any and all moving expenses related thereto.

         2. Discount Card. As consistent with SMC policy, SMC will provide you with an associate identification card ("One Card") for use in purchasing merchandise at all SMC stores, at the discount applicable to other associates at the time of purchase, for the remainder of your life. In the event that SMC discontinues discount privileges to associates or otherwise discontinues use of the One Card for any reason, your discount privileges shall immediately cease.

         This letter is supplemental to the Letter Agreement, which is made a part by reference hereto, and all terms, conditions and provisions of the Letter Agreement, unless specifically modified, are to apply to this letter and are made a part hereof as though expressly rewritten, incorporated and included herein.



                                        SERVICE MERCHANDISE COMPANY, INC.



                                        BY:  /s/ C. Steven Moore
                                            ----------------------------------
                                             Name: C. Steven Moore
                                                  ----------------------------
                                             Title: V.P., General Counsel
                                                   ---------------------------


ACCEPTED AND AGREED TO:


/s/ James E. Poole
---------------------------
JAMES E. POOLE
Date: 1/12/99
     -------------